EXHIBIT 23.8

PERSONAL AND CONFIDENTIAL

June 5, 2001

Board of Directors
Spieker Properties, Inc.
2180 Sand Hill Road
Menlo Park, CA 94024

Re:	Amendment No. 3 to Registration Statement on Form S-4

(File No. 333-57526) of Equity Office Properties Trust

Ladies and Gentlemen:

Reference is made to our opinion letter, dated February 22, 2001, with respect to the fairness from a financial point of view to the holders of the outstanding shares of Common Stock, par value $0.0001 per share (the “Spieker Common Stock”), of Spieker Properties, Inc. (the “Company”) of the Consideration (as defined in the opinion letter) to be received for each share of Spieker Common Stock pursuant to the Agreement and Plan of Merger, dated as of February 22, 2001, by and among the Company, Spieker Properties, L.P., Equity Office Properties Trust and EOP Operating Limited Partnership.

The foregoing opinion letter was provided for the information and assistance of the Board of Directors of the Company in connection with the transaction contemplated therein and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in accordance with our prior written consent. We understand that the Company has determined to include our opinion in the above-referenced Registration Statement.

In that regard, we hereby consent to the reference to the opinion of our Firm under the captions “Summary—Fairness Opinions,” “The Merger—Background of the Merger,” “The Merger—Spieker’s Reasons for the Merger; Recommendation of the Spieker Board” and “The Merger—Opinion of Goldman Sachs” and to the inclusion of the foregoing opinion in the Joint Proxy Statement/Prospectus included in the above-mentioned Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ GOLDMAN, SACHS & CO.
 GOLDMAN, SACHS & CO.